Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Fourth Quarter and Full Year 2014 Financial Results

-Annual Revenues Increased 27 percent During 2014-

INCLINE VILLAGE, NV, February 23, 2015 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and year ended December 31, 2014.

Total revenues in 2014 increased 27 percent to $581.2 million from $456.3 million in 2013. Revenues for the year ended December 31, 2014 included $487.5 million in royalty and license payments from PDL's licensees to the Queen et al. patents, $45.7 million in net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets, and $48.0 million in interest revenue from notes receivable debt financings to late-state healthcare companies. The full year 2014 royalty revenue growth over the full year 2013 is driven by increased sales of Avastin®, Herceptin®, Xolair®, Perjeta®, Kadcyla®, Tysabri®, and Actemra® by PDL's licensees, along with a higher fixed royalty rate in 2014 over the blended fixed and tiered rate in 2013, acquired royalty rights from PDL's purchase of Depomed's diabetes-related royalties, a $29.0 million increase in interest revenue related to acquisitions of new revenue generating assets, and a $5.0 million retroactive payment in the first quarter of 2014 related to PDL’s settlement agreement with Genentech, partially offset by a higher foreign exchange loss and higher rebate paid to Novartis AG for Lucentis.

For the fourth quarter of 2014, total revenues were $117.1 million, compared to $112.0 million in the fourth quarter of 2013. Revenues for the fourth quarter of 2014 include $131.9 million in royalty payments from PDL's licensees to the Queen et al. patents, $13.3 million in interest revenue from notes receivable debt financings to late-stage healthcare companies, partially offset by a $28.1 million decrease in royalty rights due to a change in fair value of the Depomed royalties. On a cash basis, during the quarter and year ended December 31, 2014, PDL received $20.7 million and $102.5 million, respectively in net cash royalty right payments, primarily from Glumetza® royalties. Since October 2013, PDL’s total cash receipts of $113.0 million from Depomed exceeded the Company’s initial forecast by $37.5 million and the return of invested capital is approximately 47 percent. The decrease in royalty rights, which is a change in their fair value, is primarily a result of a $42.6 million non-cash reduction to the fair value of the Depomed royalty asset due to a re-forecast of expected future cash flows of Glumetza in 2015. In late 2014, Salix Pharmaceuticals, Inc. (Salix) disclosed there was an excess of supply of Glumetza and other drugs at the distribution level that it commercialize. PDL commenced a review of all public statements by Salix, publicly available historical third-party prescription data, analyst reports and other relevant data sources. PDL also engaged a third-party expert to specifically assess estimated inventory levels of Glumetza in the distribution channel and to ascertain the potential effects those excess inventory levels could have on expected future cash flows. For example, the cash royalties paid to PDL on sales of Glumetza in the third and fourth quarter of 2014 were $51.7 million, approximately $18.9 million above the Company’s internal forecast. Because PDL expects that the sales of Glumetza, and therefore royalties on such sales paid to the Company, will be lower in 2015 as distributors reduce their excess levels of inventory of Glumetza, PDL adjusted the estimated future cash flows of Glumetza. This adjustment resulted in the decrease in fair value of the Glumetza-related royalties.

Operating expenses in 2014 were $34.9 million, compared with $29.8 million in 2013. Operating expenses in the fourth quarter of 2014 were $17.7 million, compared with $7.9 million in 2013. The increase in operating expenses for the quarter and year ended December 31, 2014, when compared to the quarter and year ended December 31, 2013, was a result of an increase in general and administrative expenses for professional services mostly related to the acquisition of revenue generating assets, and an increase in compensation related expenses, partially offset by a decrease in legal expenses mostly related to litigation.

Net income in 2014 was $322.2 million, or $1.86 per diluted share as compared with net income in 2013 of $264.5 million, or $1.66 per diluted share. Net income for the fourth quarter of 2014 was $55.1 million, or $0.32 per diluted share, as compared with net income of $61.1 million in the same period of 2013, or $0.39 per diluted share.

Net cash provided by operating activities in 2014 was $292.3 million, compared with $269.7 million in 2013. At December 31, 2014, PDL had cash, cash equivalents and investments of $293.7 million, compared with $99.5 million at December 31, 2013. The increase was primarily attributable to net cash provided by the proceeds from the issuance of the February 2018 Notes of $300.0 million, proceeds from royalty rights of $102.5 million, repayment of notes receivables of $68.8 million, proceeds from the issuance of warrants of $11.4 million, and cash generated by operating activities of $292.3 million, offset in part by cash advanced on notes receivable of $230.0 million, payment of dividends of $96.6 million, purchase of royalty rights at fair value of $81.1 million, repayment of a portion of the Term Loan of $75.0 million, repurchase of a portion of the convertible note balance of $56.2 million, purchase of call options for $31.0 million, and payment of debt issuance costs related to the February 2018 Note issuance of $9.8 million.

Recent Developments

Retirement of Series 2012 Notes

On February 17, 2015, the Company completed the retirement of the remaining $22.3 million of aggregate principal of its Series 2012 notes at their stated maturity for $22.3 million, plus accrued interest of approximately $0.3 million and approximately 1.34 million shares of its common stock.

Securities Lawsuit Dismissal

On February 2, 2015, the federal class action entitled Hampe v. PDL Biopharma, Inc., et al., No. 2:14-cv-01526-APG-NJK (D. Nev.), was voluntarily dismissed without prejudice.  Shortly thereafter, on February 17, 2015, the federal derivative action entitled Freely, et ano. v. Lindell, et al., No. 2:14-cv-01738-APG-GWF  (D. Nev.) was likewise voluntarily dismissed without prejudice.  On February 18, 2015, the parties to the Nevada state court derivative action, Marchetti, et ano. v. Lindell, et al., No. A-14-708757-C (Dist. Ct. Clark Co., Nev.), filed a stipulation and proposed order of dismissal, which is subject to the approval of the court.

Securities and Exchange Commission (SEC) Comment Letter
On December 8, 2014, the SEC communicated to PDL, in a close-out letter, that it had completed its review of the Annual Report on Form 10- K for the fiscal year ended December 31, 2013 and the related topic of accounting for the acquisition of Depomed royalties.

2014 Dividends
On January 27, 2015, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 11 and December 11 of 2015 to all stockholders who own shares of PDL on March 5, June 5, September 4 and December 4 of 2015, the record dates for each of the dividend payments, respectively. On December 12, 2014, PDL paid the fourth quarterly dividend to stockholders of record totaling $24.3 million using earnings generated in the fourth quarter of 2014.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, February 23, 2015.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 86575750. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through March 1, 2015, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 86575750.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues
Royalties from Queen et al. patents	$131,880	$98,441	$486,888	$430,219
Royalty rights - change in fair value	(28,065)	5,565	45,742	5,565
Interest revenue	13,260	7,460	48,020	18,976
License and other	—	500	575	1,500
Total revenues	117,075	111,966	581,225	456,260

Operating Expenses
General and administrative expenses	17,726	7,861	34,914	29,755
Operating income	99,349	104,105	546,311	426,505

Non-operating expense, net
Interest and other income, net	108	40	315	242
Interest expense	(9,441)	(6,702)	(39,211)	(24,871)
Loss on extinguishment of debt	—	—	(6,143)	—
Total non-operating expense, net	(9,333)	(6,662)	(45,039)	(24,629)

Income before income taxes	90,016	97,443	501,272	401,876
Income tax expense	34,945	36,351	179,028	137,346
Net income	$55,071	$61,092	$322,244	$264,530

Net income per share
Basic	$0.34	$0.44	$2.00	$1.89
Diluted	$0.32	$0.39	$1.86	$1.66

Shares used to compute income per basic share	161,174	139,876	158,224	139,842
Shares used to compute income per diluted share	169,863	157,993	173,110	159,343

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,
	2014	2013
Cash, cash equivalents and investments	$293,687	$99,540
Total notes receivable	$363,212	$195,048
Total royalty rights - at fair value	$259,244	$235,677
Total assets	$962,350	$543,955
Total term loan payable	$—	$74,397
Total convertible notes payable	$451,724	$320,883
Total stockholders' equity	$460,437	$113,489

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2014	2013
Net income	$322,244	$264,530
Adjustments to reconcile net income to net cash provided by (used in) operating activities	(38,598)	18,393
Changes in assets and liabilities	8,635	(13,178)
Net cash provided by operating activities	$292,281	$269,745